Free Writing Prospectus

Filed Pursuant to Rule 433

Filed September 6, 2023

Registration Statement Nos. 333-261851

and 333-261851-03

Free Writing Prospectus dated September 6, 2023

AmeriCredit Automobile Receivables Trust 2023-2

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Ratings, Inc., or Fitch, and Moody’s Investor Services, Inc., or Moody’s, in order to be issued.

	Fitch	Moody’s
Class A-1 Notes	F1+sf	P-1 (sf)
Class A-2-A Notes	AAAsf	Aaa (sf)
Class A-2-B Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class B Notes	AAsf	Aa2 (sf)
Class C Notes	Asf	A2 (sf)

Joint Bookrunners

BNP PARIBAS	Deutsche Bank Securities	Goldman Sachs & Co. LLC	J.P. Morgan

Co-Managers solely with respect to the Class A Notes

CIBC Capital Markets	Mizuho	SOCIETE GENERALE	TD Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.